Exhibit 99.2
Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
As previously announced, the third fiscal quarter 2011 earnings results conference call will be held Wednesday, September 28, 2011 at 9:00 am ET and will include brief comments followed by questions and answers. These prepared remarks will not be read on the call.
These prepared remarks should be read in conjunction with our earnings release. With respect to any non-GAAP financial measures contained in these prepared remarks, we have provided below or included within our earnings release a table of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. You can access this information at www.progress.com.
The matters presented herein and to be discussed on the ensuing conference call, other than historical financial information, consist of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we “expect,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important risk factors which could cause actual results or events to differ materially from those anticipated by the forward-looking statements contained in this report. These risks include: the receipt and shipment of new orders; the timely release of enhancements to our products; the growth rates of certain market segments; the positioning of our products in those market segments; the customer demand and acceptance of our new product initiative, the Progress RPM (Responsive Process Management) suite; variations in the demand for professional services and customer support; pricing pressures and the competitive environment in the software industry; the continuing uncertainty in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; our ability to complete and integrate acquisitions; our ability to realize the expected benefits and anticipated synergies from acquired businesses; our ability to penetrate international markets and manage our international operations; changes in exchange rates. Further information on these risk factors is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates, plans and financial projections from time to time as circumstances warrant. We have no obligation to update or modify the information contained in this report in the future when such changes occur.
To access the live broadcast, please visit the investor relations section of the Progress website at www.progress.com. An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations website after the live conference call.
Progress Software Overview
We are a global enterprise software company that enables organizations to achieve higher levels of business performance by improving operational responsiveness. Operational responsiveness is the ability of business processes and systems to respond to changing business conditions and customer interactions as they occur.
We offer a portfolio of best-in-class, real-time software solutions providing enterprises with significantly improved operational responsiveness. A key offering is the Progress® Responsive Process Management (Progress RPM™) suite that provides comprehensive visibility and insight into business systems and processes, event processing to respond to events that could affect performance, and business process management enabling companies to continually improve business processes without disruption to their ongoing operations or technology infrastructure. Progress RPM enables enterprises to

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
achieve a higher level of business performance. We also provide enterprise data solutions (data access and integration) and application development platforms (for application development and management, and SaaS enablement). We maximize the benefits of operational responsiveness while minimizing information technology (IT) complexity and total cost of ownership.
We measure performance within three business units: Application Development Platforms (ADP), Enterprise Business Solutions (EBS) and Enterprise Data Solutions (EDS). Our product lines comply with open standards, deliver high levels of performance and scalability and provide a low total cost of ownership.
Application Development Platforms
Our ADP business unit includes the Progress OpenEdge® product set which enables independent software vendors (ISVs) and end-user organizations to develop, deploy and manage sophisticated business applications in complex business environments. The Progress Orbix® and Progress ObjectStore® products are also part of this business unit.
Enterprise Business Solutions
Our EBS business unit includes solutions that provide responsive integration, business transaction management and real-time business visibility, business event processing, and business process management. Products in this business unit include the Progress Apama® event processing platform, the Progress Actional® business transaction management platform, the Progress Savvion® business process management suite, the Progress Sonic® integration products and the Fuse™ open source infrastructure products. The integration of some or all of these products in the Progress RPM suite delivers immediate and actionable insight into business operations through the Progress Control Tower™, a unified, interactive environment. The Progress RPM suite enables business users to gain visibility into critical processes, immediately respond to events, and continuously improve business performance without disruption to existing infrastructure.
Demand for our EBS products is increasing as businesses increasingly need to be more operationally responsive. Successful business leaders require a holistic view inside and across their organization to be able to make the right decisions at the right time. However, it’s not just about visibility, it’s also about control. When managers, such as the head of a trading desk or risk manager in financial services, or flight operations director at an airline, have the ability to not only see problems, but also act upon them in an instant, it is a huge competitive advantage for them. Our RPM solution, along with our Control Tower, provides business managers with the tools they need to be more operationally responsive.
Enterprise Data Solutions
The EDS business unit helps drive operational responsiveness by delivering the right information, in the right form, at the right time. This business unit includes solutions and products that provide data management, data integration, replication, caching, access, and security capabilities spanning multiple data sources. EDS enables enterprises to solve three important challenges: (1) access and integrate fragmented enterprise data and deliver actionable information in real time; (2) leverage mainframe data and applications with different architectures; and (3) connect applications on various platforms to numerous data sources. Products in this business unit include Progress DataDirect® Connect® and Progress DataDirect Shadow® and Progress DataXtend®.

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
Corporate Objectives
During fiscal 2011, we remain focused on our execution of five key objectives:
1.	The first objective is to Lead the RPM category. We are building significant industry thought leadership in this area and are pleased with the traction achieved with our customers and top independent industry analysts. Over the summer, the company launched its latest version of this suite, the Progress RPM r2.0 suite, which includes a new version of the Progress Control Tower. Progress also offers industry-specific solution accelerators that extend the core Progress RPM suite capabilities for the capital markets, insurance and communications industries. Solution accelerators facilitate the deployment of critical industry-specific capabilities, ensuring a faster time-to-value and higher ROI for customers. They also provide Progress with a unique and differentiated market offering.

2.	Our second objective is to Strengthen Our Industry Go-To-Market Capabilities, especially in selected key industries (for example, Capital Markets, Banking, Insurance, Communications, Travel & Leisure, and Supply Chain Management). We now offer six solution accelerators: three Capital Markets solution accelerators (e.g., Algorithmic Trading, FX Market Aggregation, Market Surveillance and Monitoring), and three communications solution accelerators (Order Visibility and Assurance, Integrated Trouble Management, and Situation-Based Promotion). We expect to have 10 solution accelerators by year end.

3.	The third objective is to Grow our Indirect Business. Progress OEM and application partner relationships present an opportunity for the company to drive incremental revenue with RPM and the recently introduced OpenEdge BPM platform. Progress’ indirect channel comprises more than 1,500 Application Partners (typically Independent Software Vendors — ISVs) and several hundred OEM companies, many of whom represent some of the largest software companies in the world.

4.	Our fourth objective is to strengthen the processes and capabilities that will allow Progress to Build to Scale. In 2010, most activity centered on reorganizing and redeploying our product, sales, and marketing functions to drive a more unified company, this year we have driven significant process improvements, systems upgrades, and improved R&D capacity.

5.	Our fifth objective is to Promote Progress Software with key activities targeted at all major stakeholder groups (such as customers, shareholders, analysts, and employees). Last week, we held our premier annual customer and executive leadership conference Progress Revolution conference with over 950 customers and partners in attendance. Progress Revolution combined several global user and partner conferences into one marquee event.

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
Overall Results
On a GAAP basis, our results for the fiscal third quarter of 2011 were the following:
•	Revenue was $128.3 million, compared to $128.7 million in the fiscal third quarter of 2010.

•	Operating income decreased 18 percent to $13.5 million from $16.5 million in the fiscal third quarter of 2010.

•	Net income decreased 7 percent to $8.6 million from $9.2 million in the fiscal third quarter of 2010.

•	Diluted earnings per share decreased 7 percent to 13 cents from 14 cents in the fiscal third quarter of 2010.
On a non-GAAP basis, our results for the fiscal third quarter were the following:
•	Non-GAAP revenue was $128.4 million, compared to $128.8 million in the fiscal third quarter of 2010.

•	Non-GAAP operating income decreased 23 percent to $30.5 million from $39.7 million in the fiscal third quarter of 2010.

•	Non-GAAP net income decreased 17 percent to $20.6 million from $25.0 million in the fiscal third quarter of 2010.

•	Non-GAAP diluted earnings per share decreased 16 percent to 31 cents from 37 cents in the fiscal third quarter of 2010.
The non-GAAP results in the fiscal third quarter of fiscal 2011 exclude pre-tax charges of $9.5 million for stock-based compensation, $5.9 million for amortization of acquired intangibles, and $1.6 for restructuring and transition expenses.
The non-GAAP results in the fiscal third quarter of 2010 exclude pre-tax charges of $4.0 million for stock-based compensation, $7.6 million for amortization of acquired intangibles, $0.1 million for purchase accounting adjustments for deferred revenue, and $11.6 for restructuring and transition expenses.
A reconciliation of these non-GAAP financial measures to the appropriate GAAP financial measures is included at the end of these prepared remarks.
The following operational analyses are presented using our non-GAAP financial information.

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
Revenue
Revenue for the fiscal third quarter of 2011 was essentially flat with revenue reported in Q3 2010. Within the year-over-year change in total revenue, software license revenue decreased 13%, maintenance revenue increased 8%, with strong growth in renewals, and professional services revenue increased 1%. The trend over the past several quarters was as follows:

	Q3	Q4	Q1	Q2	Q3	YTD	YTD
(in millions)	2010	2010	2011	2011	2011	2010	2011

Licenses	$44.7	$56.5	$51.3	$45.4	$38.7	$136.1	$135.5
Year-over-year change	14%	9%	9%	3%	(13)%	10%	0%
Maintenance	$70.9	$74.5	$71.2	$75.9	$76.3	$213.0	$223.2
Year-over-year change	(1)%	0%	0%	7%	8%	3%	5%
Professional services	$13.2	$14.3	$11.8	$13.4	$13.4	$36.1	$38.6
Year-over-year change	42%	35%	18%	4%	1%	25%	7%

Total	$128.8	$145.3	$134.3	$134.7	$128.4	$385.1	$397.3
Year-over-year change	8%	6%	5%	5%	0%	7%	3%

Changes in foreign exchange rates impacted our third quarter performance. On a constant currency basis, total reported revenues would have decreased by 6% versus the 0% reported. Software license revenue would have decreased 17% on a constant currency basis versus the 13% decrease reported. Maintenance revenue would have increased by 1% on a constant currency basis versus the 8% reported. Professional services revenue would have been down 3% on a constant currency basis versus the 1% increase reported.
Revenue by product line was as follows:

	Q3	Q4	Q1	Q2	Q3	YTD	YTD
(in millions)	2010	2010	2011	2011	2011	2010	2011

Application Development
Platforms	$77.3	$89.5	$79.1	$83.9	$79.6	$243.8	$242.5
Year-over-year change	(3)%	0%	(3)%	(1)%	3%	2%	0%
Enterprise Business Solutions	$35.0	$34.5	$37.2	$34.2	$30.1	$87.6	$101.4
Year-over-year change	77%	32%	34%	37%	(14)%	48%	16%
Enterprise Data Solutions	$16.5	$21.3	$18.0	$16.6	$18.7	$53.7	$53.4
Year-over-year change	(18)%	1%	(2)%	(11)%	14%	(13)%	(1)%

Total	$128.8	$145.3	$134.3	$134.7	$128.4	$385.1	$397.3
Year-over-year change	8%	6%	5%	5%	0%	7%	3%

The ADP unit exceeded our internal performance expectations during Q3, growing 3% year over year with particular strength from both the application partner and OEM channels. Our large and loyal base of application partners remain enthusiastic about OpenEdge and committed to expanding their use of this product. Within ADP, the OpenEdge product had a strong third quarter and is performing well for the year to date and continues to provide the company with a firm financial footing. The

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
growth in OpenEdge was partially offset by continued declines in revenues from other mature product lines included within ADP.
ADP revenues in the fourth quarter of 2010 benefited from the closure of several larger deals. This result is unlikely to repeat to the same degree in the fourth quarter of 2011, and we anticipate a decline in ADP fourth quarter revenues, when compared with the prior year.
EBS revenues declined 14% in Q3, and EBS license revenues declined 52% year over year. However, EBS revenues are up 16% through the first nine months of the fiscal year. During Q3, some customers, particularly in financial services, delayed software investments in response to macroeconomic uncertainty. Additionally, we did not achieve expected productivity levels within our direct sales organization. We have made a number changes in our field organization over the last year to build solution selling capabilities, and the full benefit of these changes has not yet been fully achieved. Additional changes in the third quarter included the appointment of stronger regional sales leadership. We remain focused on improving our performance and consistency.
Our EDS unit’s performance in the third quarter was above our expectations, largely due to closing several larger agreements for our Connect product early in the quarter. While the company has been focused on improving the overall EDS performance, we anticipate continued revenue fluctuations quarter to quarter due to the dependence on larger deals.
Revenue by geographic region was as follows:

	Q3	Q4	Q1	Q2	Q3	YTD	YTD
(in millions)	2010	2010	2011	2011	2011	2010	2011

North America	$62.2	$63.4	$64.5	$60.5	$59.7	$182.5	$184.6
Year-over-year change	13%	8%	11%	(3)%	(4)%	11%	1%
EMEA	$46.4	$59.5	$51.4	$52.9	$48.0	$144.9	$152.3
Year-over-year change	(4)%	2%	(2)%	15%	3%	(3)%	5%
Latin America	$9.6	$11.3	$9.2	$9.4	$10.4	$28.7	$29.0
Year-over-year change	10%	(4)%	(6)%	1%	9%	30%	1%
Asia Pacific	$10.6	$11.1	$9.2	$11.9	$10.3	$29.0	$31.4
Year-over-year change	39%	37%	19%	11%	(4)%	27%	8%

Total	$128.8	$145.3	$134.3	$134.7	$128.4	$385.1	$397.3
Year-over-year change	8%	6%	5%	5%	0%	7%	3%

Business outside North America was 54% of the quarterly total in the fiscal third quarter of 2011 as compared to 52% in the fiscal third quarter of 2010. The revenue in Asia Pacific was helped by stronger local currencies, primarily the Australian dollar and Japanese yen, and would have declined 15% at constant currency. The revenue improvement in EMEA was enhanced by a stronger euro and growth in the OpenEdge, ObjectStore and Shadow products. On a constant currency basis, EMEA revenue was down 7% in the third quarter compared to last year. North America revenue was down 4%, due to the decline associated with the EBS business unit. Overall total company revenue performance on a constant currency basis would have decreased 6%.

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
License revenue by channel was as follows:

	Q3	Q4	Q1	Q2	Q3	YTD	YTD
(in millions)	2010	2010	2011	2011	2011	2010	2011

Direct end users	$22.4	$28.5	$24.7	$23.3	$13.9	$66.4	$61.9
Year-over-year change	24%	3%	1%	19%	(39)%	10%	(7)%
Indirect partners	$22.3	$28.0	$26.6	$22.1	$24.8	$69.7	$73.6
Year-over-year change	5%	16%	18%	(11)%	12%	10%	5%

Total	$44.7	$56.5	$51.3	$45.4	$38.7	$136.1	$135.5
Year-over-year change	14%	9%	9%	3%	(13)%	10%	0%

Software license revenue from direct end users decreased 39%, but software license revenue from indirect partners, including Application Partners and OEMs, increased 12% in the fiscal third quarter of 2011 as compared to the fiscal third quarter of 2010. The increase in the indirect channel was primarily due to strong performance within the ADP segment in general as well as the Connect product. Application Partners accounted for 74% of OpenEdge software license revenue as compared to 70% in the fiscal third quarter of 2010.
Over the past two years, we have focused on building the capacity and capabilities of our direct field organization. Year to date, the field organization has had success in closing an increasing number of larger direct opportunities. While in the third quarter the average deal size did increase, the decline in the number of large deals was lower than in recent quarters, partly due to delayed purchasing decisions from our customer base within the EBS segment.

	Q3	Q4	Q1	Q2	Q3
	2010	2010	2011	2011	2011

# of Direct End User Deals > $500K	5	18	12	12	6

Average Deal Size (TTM) to Direct End Users > $100K	$306K	$331K	$345K	$382K	$391K

We believe the company can continue to increase the average transaction size going forward. Principal catalysts for this include closure of existing opportunities, further penetration of RPM solution sales, additional industry-specific solution accelerators, and incremental revenue growth through closer engagement with ISV and OEM partners.
Backlog
Our aggregate revenue backlog at the end of the fiscal third quarter of 2011 was approximately $167 million, of which $150 million was included on our balance sheet as deferred revenue, primarily related to unamortized maintenance and support contracts. The remaining backlog amount of approximately $17 million was composed of multi-year licensing arrangements.
For comparison purposes, our aggregate revenue backlog at the end of the fiscal third quarter of 2010 was approximately $159 million, of which $138 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining amount of

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
backlog of approximately $21 million was composed of multi-year licensing arrangements of approximately $16 million and open software license orders received but not shipped of approximately $5 million.
We do not believe that backlog at any particular date is indicative of future results. In addition, there is no industry standard for the definition of backlog and there may be an element of estimation in determining the amount. As such, direct comparisons with other companies may be difficult or potentially misleading.
Other Operating and Balance Sheet Information
Our non-GAAP operating margin was 23.7%, down from 30.8% in the third quarter of fiscal 2010. The decrease in our operating margin is a result of the revenue shortfall in the quarter and investments in the field organization in support of our industry vertical and solutions focus. These cost increases were partially offset by reductions in product development costs, as a result of our off-shoring activities, and by lower incentive compensation expense. Also, G&A expenses in the third quarter include cash separation costs related to the anticipated departure of Rick Reidy, President and Chief Executive Officer.
Other expense for the fiscal third quarter of 2011 was approximately $0.8 million as compared to $1.7 million in the fiscal third quarter of 2010. The fiscal third quarter of 2010 included a decrease in value of our foreign currency average rate option contracts of approximately $2 million.
On a GAAP basis, our effective tax rate was 32.4% as compared to 37.3% in the fiscal third quarter of 2010. The lower GAAP tax rate in the fiscal third quarter of 2011 was due to a non-recurring benefit. The non-GAAP effective tax rate was 30.5% as compared to 34.3% in the fiscal third quarter of 2010. The difference between the effective tax rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation and amortization of acquired intangibles.
Quarter-end headcount of 1,705 was up 8% from the end of the year and up 6% from one year ago.
Our cash balance was $347 million at the end of the quarter as compared to $389 million at the end of the prior quarter. In addition, we had approximately $35 million in auction rate securities, included in other assets, at the end of the quarter. Our DSO was 59 days at the end of the third quarter, down two days from the end of the second quarter and the same as one year ago. Additionally, in August, the company obtained a $150 million unsecured credit facility from J.P. Morgan Chase Bank, N.A. and various other lenders, which may be increased by up to an additional $75 million under certain circumstances. As of August 31, 2011, the company had not borrowed any amount under this credit facility.
On June 27, 2011, the Board of Directors increased and extended the company’s stock buyback program by authorizing the repurchase of an additional $100 million of the company’s common stock (or an aggregate of $200 million) until May 31, 2012. During the third quarter, the company purchased approximately $70 million of its common stock and as of August 31, 2011, had approximately $65 million remaining under its existing repurchase authorization. The shares may be repurchased from time to time in open market transactions or privately negotiated transactions at the company’s discretion, subject to securities laws, market conditions and other factors.

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
Business Outlook
We are providing the following updated guidance for the full year of 2011:
•	For fiscal 2011, we expect GAAP and non-GAAP revenue to be between $527 million and $531 million. Software license revenue is expected to be between $179 million and $182 million.

•	We expect revenue from Application Development Platforms to be between $315 million and $319 million, representing a year-over-year decline between 4% and 6%.

•	We expect revenue from Enterprise Business Solutions to be between $143 million and $146 million, representing a year-over-year increase of between 18% and 20%.

•	We expect revenue from Enterprise Data Solutions to be between $66 million and $69 million, representing a year-over-year decline between 7% and 11%.

•	We expect GAAP operating income to be between $84 million and $88 million. We expect non-GAAP operating income to be between $140 million and $143 million.

•	We expect diluted earnings per share on a GAAP basis to be between 84 cents and 89 cents. On a non-GAAP basis, which excludes total charges of between 56 cents to 58 cents per share, we expect non-GAAP diluted earnings per share to be between $1.42 and $1.45.
The change from previous guidance in the fiscal year revenue is primarily due to a reduction in the anticipated license revenue from the EBS business unit. The change from previous diluted earnings per share guidance is driven by the impact of the reduction of license revenues and the impact of employee separation costs. These severance costs include previously announced departure of the Progress President and Chief Executive Officer.
We are providing the following updated guidance for the fiscal fourth quarter of 2011:
•	For the fiscal fourth quarter of 2011, we expect GAAP and non-GAAP revenue to be between $130 million and $134 million. We expect software license revenue to be between $44 million and $47 million.

•	We expect diluted earnings per share, on a GAAP basis, to be between 16 cents and 21 cents. On a non-GAAP basis, which excludes total charges of between 12 cents and 14 cents per share, we expect non-GAAP diluted earnings per share to be between 30 cents and 33 cents.

•	We expect our effective tax rate to be approximately 32.0% for GAAP and approximately 31.5% for non-GAAP purposes for the fiscal fourth quarter of 2011. The difference in the effective tax rate between GAAP and non-GAAP primarily relates to the tax treatment of stock-based compensation and amortization of acquired intangibles.

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
•	We estimate that our share count will be around 64 million for the fiscal fourth quarter in 2011, although this may vary depending on future option exercise activity, share repurchases, share prices and other factors.
Our non-GAAP outlook primarily excludes stock-based compensation, amortization of acquired intangibles and restructuring and transition expenses. A reconciliation between our GAAP and non-GAAP expectations is included below.
This guidance assumes no further economic shocks, including any increased global slowdown in the economy or within our vertical markets, continued improvement in our ability to generate new business in end user accounts, especially with our products in the EBS business unit, and no further strengthening of the US dollar against currencies from which we derive a significant portion of our business.
We released financial results and prepared remarks relating to our third quarter on Tuesday, September 27th, after the market closes, and will hold the usual conference call the following morning at 9 a.m. on Wednesday, September 28th.

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
Reconciliation of Non-GAAP Financial Measures to GAAP Results
The following table reconciles our non-GAAP financial measures to the most directly comparable GAAP financial statement item:
(in millions, except per share amounts)

	Q3	Q4	Q1	Q2	Q3	YTD	YTD
	2010	2010	2011	2011	2011	2010	2011

GAAP revenue	$128.7	$145.2	$134.2	$134.7	$128.3	$383.9	$397.2
Non-GAAP adjustments:
Purchase accounting adj. for deferred revenue	0.1	0.1	0.1	0.0	0.0	1.2	0.1

Non-GAAP revenue	$128.8	$145.3	$134.3	$134.7	$128.4	$385.1	$397.3

GAAP income (loss) from operations	$16.5	$32.8	$28.3	$27.2	$13.5	$34.8	$69.0
Non-GAAP adjustments:
Stock-based compensation expense	4.0	4.9	4.2	5.1	9.5	12.6	18.8
Amortization of purchased intangibles	7.6	7.5	6.2	5.9	5.9	23.1	18.1
Purchase accounting adj. for deferred revenue	0.1	0.1	0.1	0.0	0.0	1.2	0.1
Stock option investigation- related expenses	—	—	—	—	—	(1.3)	—
Restructuring, transition and acquisition-related expenses	11.5	3.0	2.5	1.6	1.6	37.9	5.6

Non-GAAP income from Operations	$39.7	$48.3	$41.3	$39.8	$30.5	$108.3	$111.6

GAAP net income (loss)	$9.2	$21.3	$20.5	$18.0	$8.6	$27.3	$47.1
Non-GAAP adjustments:
Non-GAAP income from operations adjustments per detail above	23.2	15.5	13.0	12.6	17.0	73.5	42.6
Non-operating income adjustment	—	—	—	—	—	(0.9)	—
Tax-effect of non-GAAP adjustments	(7.4)	(4.6)	(4.0)	(4.0)	(5.0)	(23.5)	(13.0)
Non-recurring tax adjustment	—	—	—	—	—	(2.5)	—

Non-GAAP net income	$25.0	$32.2	$29.5	$26.6	$20.6	$73.9	$76.7

Weighted average shares	66.6	67.8	69.7	69.2	67.3	65.7	68.7
Non-GAAP earnings per share	$0.37	$0.47	$0.42	$0.38	$0.31	$1.13	$1.12

Progress Software Corporation
Third Fiscal Quarter 2011 Earnings Conference Call — Prepared Remarks
Reconciliation of Forward-Looking Guidance
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP financial statement item in our forward-looking guidance:

	Q4 of Fiscal 2011			Fiscal 2011

GAAP earnings per share	$0.16	—	$0.21	$0.84	—	$0.89
Non-GAAP adjustments:
Stock-based compensation Expense	$0.06	—	$0.07	$0.26	—	$0.27
Amortization of purchased Intangibles	$0.06	—	$0.06	$0.24	—	$0.24
Restructuring and transition-related expenses	$0.00	—	$0.01	$0.06	—	$0.07

Non-GAAP earnings per share	$0.30	—	$0.33	$1.42	—	$1.45

(in millions)

	Fiscal 2011

GAAP income from operations	$84	—	$88
Non-GAAP adjustments:
Stock-based compensation expense	25	—	25
Amortization of purchased intangibles	24	—	24
Restructuring, transition and acquisition-related expenses	6	—	7

Non-GAAP income from operations	$140	—	$143